Exhibit 23.2

The consolidated financial statements of Bristol West Holdings, Inc. included elsewhere in the Registration Statement have been prepared to give effect to the completion of a 130.38-for-one split of the Company's outstanding common stock (as described in the third paragraph in Note 1 to the consolidated financial statements) which will take place on or about February 11, 2004. On the effective date of the offering, we expect to be able to issue the following consent:

INDEPENDENT AUDITORS' CONSENT

"We consent to the use in this Amendment No. 2 to Registration Statement No. 333-111259 of Bristol West Holdings, Inc. on Form S-1 of our report dated December 10, 2003 (February     , 2004 as to the third paragraph of Note 1, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142) appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Summary Historical Financial and Operating Data", "Selected Historical Financial and Operating Data" and "Experts" in such Prospectus.

Hartford, Connecticut
February    , 2004"

/s/  DELOITTE & TOUCHE LLP
Hartford Connecticut
January 27, 2004